Exhibit 5.5

DAVID S. CHIEN

ATTORNEY AT LAW

24 COUNTRY CLUB DRIVE • JERICHO, VERMONT 05465-3001 • (802) 734-1945 • dsc1026@gmail.com

July 14, 2005

Atlantic Express Transportation Corp.

7 North Street

Staten Island, NY 10302-1205

Re:                             Form S-4 Registration Statement

Ladies and Gentlemen:

As requested, I have prepared this opinion letter with respect to the registration by Atlantic Express Transportation Corp. (the “Company”) of: (1) $105,000,000.00 in aggregate principal amount of the Company’s 12% Series B Senior Secured Notes due 2008 (the “12% Exchange Notes”), (2) $10,000,000.00 in aggregate principal amount of the Company’s Series B Senior Secured Floating Rate notes due 2008 (the “Floating Rate Exchange Notes” and collectively with the 12% Exchange Notes, the “Exchange Notes”), and (3) the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Schedule A hereto (each of which is a “Vermont Guarantor” and collectively, the “Vermont Guarantors”) under the Securities Act of 1933, as amended (the “Act”), on a Form S-4 registration statement (as amended, the “Registration Statement”).

I understand that the Company’s creation and issuance of the Exchange Notes is pursuant to an Indenture dated as of April 22, 2004, as amended (the “Indenture”), by and among the Company, the Guarantors named therein, and The Bank of New York, as trustee and collateral agent (the “Trustee”).  I further understand that the Exchange Notes will be issued in exchange for the Company’s outstanding 12% Series A Senior Secured Notes due 2008 and Series A Senior Secured Floating Rate Notes due 2008 (each of which is an “Outstanding Note” and collectively, the “Outstanding Notes”). Capitalized terms not used herein and not otherwise defined shall have the respective meanings ascribed to them in the Indenture.

In connection with this opinion, I have been furnished with and have examined only the following documents in their final forms: (1) the Indenture, (2) the Form of Guarantee annexed as an exhibit to the Indenture, (3) the written consent of the Boards of Directors of the Company and the Vermont Guarantors, dated April 16,2004 (the “Resolution”), and (4) the charter and by-laws of the Vermont Guarantors.  I have also assumed the genuineness of all signatures and the authenticity of all documents, certificates and records submitted to me as originals (if any), the conformity to the originals of any and all documents, certificates and records submitted to me as certified or reproduced copies, the legal right, power and capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date hereof of the information contained in such documents, certificates and records.  As to facts material to the opinions, statements and assumptions expressed herein, I have with your consent relied upon oral or written statements and representations of officers and other representatives of the Company and the Vermont Guarantors.  I have also obtained and relied upon information from public officials, as I have deemed necessary.

I have not independently verified any questions of fact material to this opinion, but have relied upon recitals, representations or comparable documents of representatives and agents of the Company and Vermont Guarantors as being true, correct and complete.  My opinions are also subject to the qualification that certain agreements, rights, remedies, waivers and other provisions of the Indenture and Guarantees may not be enforceable in accordance with their terms, but that same will not interfere with the practical realization of the principal benefits purported to be created by the Indenture and Guarantees.

I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Vermont.  Notwithstanding any other provision to the contrary herein, I express no opinion with respect to any federal laws, rules or regulations, or any rights thereunder, or as to the laws, regulations or ordinances of any other jurisdiction including any country, county, town, municipality, city, village or other local governmental agency within the State of Vermont or any other state.  In this regard, I note that the Indenture and Guarantees state that they are to be governed by New York law.  I have not been asked to address the validity of the Indenture or Guarantees under New York law and I express no opinion thereon.

In addition, my opinions set forth below are based upon my consideration of only those statutes, rules and regulations that, in my experience, are normally applicable to transactions of this type.  In this regard, I express no opinion as to the validity and/or enforceability of any provisions of the Indenture or Guarantees that may purport to: (1) release any party from liability for future acts or omissions, (2) grant any party a power of attorney to act on behalf of the granting party, (3) restrict any party from access to legal remedies, (4) waive or otherwise affect any rights to notices, statute of limitations, or right to trial by jury, (5) indemnify, exonerate, or hold harmless any party to the extent that such is prohibited as against public policy, (6) consent to governing law, jurisdiction, venue and/or waive objections of forum non conveniens, waive service of process, or waive counterclaims, or (7) consent to or impose limitations upon attorney or trustee fees.

Based upon and subject to the foregoing and following assumptions, qualifications, and exceptions, I am of the opinion that as of the date hereof: (1) the Guarantee of each Vermont Guarantor has been duly authorized by all necessary corporate action of each respective Vermont Guarantor, and (2) upon due execution, authentication and delivery by or on behalf of the Company against the due tender and delivery to the Trustee of the applicable series of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the applicable series of Exchange Notes, each of the Guarantees will be the legal, valid and binding obligation of the Vermont Guarantors, enforceable in accordance with their terms.

My opinions are further subject to the following assumptions, qualifications and exceptions: (1) the remedies of specific performance, injunctive, and other forms of equitable relief which may be subject to equitable defenses and the discretion of the court before which any enforcement proceeding may be brought, (2) proceedings therefor may be limited by general principles of equity (regardless of whether such proceedings are brought at law or in equity), including principles of commercial reasonableness, good-faith and fair dealing.  Such principles of equity are of general application, and in applying such principles, a court may among other things refuse to allow a creditor to accelerate the maturity of a debt, to realize upon any security for the payment of a debt upon a default deemed to be immaterial, or to exercise any rights of set-off with respect to debt which is neither matured nor accelerated, or may decline to direct specific performance by a party to the Indenture and related documents, and (3) the applicability to the obligations of the Vermont Guarantors under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or the effect of the laws of fraudulent conveyance or fraudulent transfer upon the transactions contemplated in the Indenture and Guarantees.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by those persons entitled to rely upon it pursuant to the applicable provisions of the federal securities laws.  I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Securities.”

Very truly yours,

/s/ David S. Chien, Esq.

SCHEDULE A

VERMONT GUARANTORS

Mountain Transit, Inc.

Wrightholm Bus Line, Inc.